AMENDED AND RESTATED
                          DREYFUS FOUNDERS FUNDS, INC.
                          RULE 12B-1 DISTRIBUTION PLAN

                            (FOR CLASS F SHARES ONLY)

     1. THE PLAN. Dreyfus Founders Funds, Inc. (the "Fund") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and is authorized to issue shares of capital stock in separate series, with each series representing interests in a separate portfolio of securities and other assets. Pursuant to Section 12(b) of the Act and the rules and regulations thereunder as the same may be issued or amended from time to time, and specifically pursuant to Rule 12b-1 (the "Rule"), the Fund has adopted this Distribution Plan (the "Plan"). The Plan is designed to comply with the requirements of the Rule. The Plan pertains to the Class F shares of each series of the Fund set forth on Exhibit A attached hereto, as such Exhibit may be revised from time to time (each, a "Series").

     2. AUTHORIZED PAYMENTS. In addition to the expenses described in Section 8 below, while the Plan is in effect, each Series is authorized to reimburse the Fund's distributor (the "Distributor") for out-of-pocket costs and expenses actually paid by the Distributor for the distribution of the Class F shares of that Series issued by the Fund, but only to the extent such payments do not exceed an annual rate of 0.25 of 1 percent of the average daily net assets of Class F of such Series, or such lesser amount as a majority of the Board of Directors of the Fund (the "Board of Directors"), including a majority of the Independent Directors (as defined herein), may determine. Such reimbursements shall be allocated in their entirety to Class F of the applicable Series. A majority of the Board of Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan ("Independent Directors") may from time to time reduce the amount of such reimbursements or may suspend the operation of this Section 2 for such period or periods as they may determine. Reimbursement contemplated under this Section shall be made at any time within twelve months after the date on which the payments were made or, in the case of the payments described in subsection (a) below, at any time within twelve months after the end of the month for which the payments are being made. Reimbursements shall be made upon receipt by the Fund of a written expense report detailing the payments qualifying for such reimbursement and the purposes thereof. Payments and expenses permitted to be reimbursed by each Series pursuant to this Section shall include and be limited to the following:

     (a) payments to any securities dealer, financial institution or other person for their assistance with respect to the distribution of the Class F shares of that Series, and payments to any financial intermediary for providing administrative and accounting services

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          with respect to the holders of Class F shares of that Series, provided each recipient of such payment has entered into a written agreement with the Distributor, the form of which in the opinion of legal counsel to the Distributor (and, if the Fund is a party to such agreement, legal counsel to the Fund), complies with, and is not in contravention of, the Plan; and

     (b) expenses of promoting the sale of Class F shares of that Series, including preparation, printing and mailing of prospectuses, reports to holders of the Class F shares of that Series, sales literature and other promotional material to prospective investors; direct mail solicitation; television, radio, newspaper, magazine and other advertising; public relations; compensation of sales personnel and persons who render shareholder support services; and such other expenses as may be approved from time to time by the Board of Directors, including a majority of the Independent Directors, and as may be permitted by applicable statute, rule or regulation.

     3. APPROVAL AND CONTINUANCE. This Plan previously was approved with respect to the Dreyfus Founders Balanced Fund, Dreyfus Founders Discovery Fund, Dreyfus Founders Focus Fund, Dreyfus Founders Government Securities Fund, Dreyfus Founders Growth Fund, Dreyfus Founders Growth and Income Fund, Dreyfus Founders International Equity Fund, Dreyfus Founders Mid-Cap Growth Fund, Dreyfus Founders Passport Fund, and Dreyfus Founders Worldwide Growth Fund by a majority of the Board of Directors and by a majority of the Independent Directors, by votes cast in person at meetings called for the purpose of voting on the Plan and by votes of at least a majority of the then-outstanding voting securities of each such Series. This Plan shall not take effect with respect to a new Series until it has been approved by a majority of the Board of Directors and by a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on the Plan and by votes of at least a majority of the outstanding voting securities of the Series. The Plan shall continue in effect with respect to each Series for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast at a meeting called for the purpose of voting on such continuance.

     4. REPORTS. Any person authorized to direct the disposition of moneys paid or payable pursuant to the Plan shall furnish at least quarterly to the Board of Directors, and the Board of Directors shall review, a written report as to the amounts paid during each quarter and the purposes for which such amounts were paid, and such other information as the Board of Directors or the Independent Directors may reasonably request from time to time.

     5. RECORDS. The Fund shall preserve copies of the Plan and all reports made pursuant to Section 4 above for a period of not less than six years

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from the date of the Plan and  reports and shall  preserve  the Plan and reports for the first two years in an easily accessible place.

     6. SELECTION AND NOMINATION OF DIRECTORS. While the Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Fund shall be committed to the discretion of the Independent Directors.

     7. EXPENSE LIMITATION. Whether or not any expenditure under the Plan is subject to a state expense limitation shall depend upon the nature of the expenditure and the terms of the state law or regulation imposing the limitation. Any expenditure subject to such limitation shall be included in the total expenses of Class F of the applicable Series for purposes of determining compliance with such limitation.

     8. OTHER EXPENSES OF THE FUND AND THE FUND'S INVESTMENT ADVISER. To the extent that any payments made by the Fund on behalf of a Series pursuant to its investment advisory agreement with Founders Asset Management LLC ("Founders") are considered to be "primarily intended to result in the sale of shares" of Class F of that Series within the meaning of the Rule, such payments when made by the Fund pursuant to the investment advisory agreement are authorized under the Plan. Any distribution expenses relating to the sale of shares of any Series incurred by Founders are in addition to distribution expenses incurred by the Fund pursuant to Section 2 above. To the extent that any management fee paid by the Fund pursuant to its investment advisory agreement with Founders might be considered to be indirectly financing any activity which is "primarily intended to result in the sale of shares" of Class F of any Series within the meaning of the Rule, the payment of such management fee is authorized under the Plan. Adoption of the Plan shall not be deemed to mean that any payments made by the Fund and authorized by the Plan pursuant to this Section 8 constitute distribution expenses within the meaning of the Rule, or that payment of distribution expenses by Founders constitutes the indirect payment of distribution expenses by the Fund.

     9. AMENDMENT AND TERMINATION. The Plan may not be amended to increase materially the amount of distribution expenses to be paid by a Series with respect to its Class F shares as described in Section 2 above without the approval of a majority of the outstanding voting securities of Class F of that Series. All material amendments to the Plan must be approved by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on such amendment. Amendments required to conform the Plan to changes in the Rule shall not be deemed to be material amendments.

     The Plan may be terminated by a Series at any time by the vote of a majority of the Independent Directors or by the vote of a majority of the outstanding voting securities of Class F of that Series. Upon termination,

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the Series will not reimburse the Distributor  for any expenses  incurred by the
Distributor subsequent to the date of termination which otherwise would have been reimbursed under the Plan. The Series will, however, reimburse the Distributor for any such expenses incurred prior to the date of termination, but only to the extent that such expenses do not exceed 0.25 of 1 percent of the average daily net assets of Class F of that Series in the calendar year of termination (or such lesser amount as may have been determined prior to termination by the Board of Directors, including the Independent Directors, in accordance with Section 2 of the Plan).

     10. DEFINITIONS. As used in the Plan, the terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder.

     Effective December 31, 1999.
     Amended May 17, 2002.


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                                    EXHIBIT A
                                       TO
                          DREYFUS FOUNDERS FUNDS, INC.
                          RULE 12B-1 DISTRIBUTION PLAN
                            (FOR CLASS F SHARES ONLY)


Dreyfus Founders Balanced Fund
Dreyfus Founders Discovery Fund
Dreyfus Founders Government Securities Fund
Dreyfus Founders Growth Fund
Dreyfus Founders Growth and Income Fund
Dreyfus Founders International Equity Fund
Dreyfus Founders Mid-Cap Growth Fund
Dreyfus Founders Passport Fund
Dreyfus Founders Worldwide Growth Fund





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